ARTICLES OF INCORPORATION
                            AS AMENDED

                               OF

                           LOGIO, INC.

     The undersigned, natural person of eighteen years or more of age, acting as incorporator of a Corporation (the "Corporation") under the Nevada Revised Statutes, adopts the following Articles of Incorporation for the Corporation:

                            ARTICLE I
                       NAME OF CORPORATION

            The name of the Corporation is Logio, Inc.

                            ARTICLE II

     The aggregate number of shares which this Corporation shall have the authority to issue is 60,000,000 shares of Common Stock, $.001 par value per share, all of such common shares shall have the same rights and preferences and shall be nonassessable, and 50,000 shares of Preferred Stock. $.01 par value per share the preferred stock to be issued in such series with such rights, preferences and designations as determined by the Corporation's board of directors. The board of directors of the corporation shall have complete authority to prescribe, the classes, series and number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of the preferred stock.

     The Corporation is authorized to issue 60,000,000 shares of common stock, par value $.001 per share.

                           ARTICLE III
                   REGISTERED OFFICE AND AGENT

    The address of the registered office of the Corporation is 2995 El Camino Road, Las Vegas, Nevada 89146 and the name of its initial registered agent at such address is Dennis Evans.

                            ARTICLE IV
                           INCORPORATOR

      The name and address of the incorporator is:

      NAME                         ADDRESS

     Anita Patterson               824 5th Avenue, Apartment A
                                   Salt Lake City, Utah 84103

                            ARTICLE V
                            DIRECTORS

      The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1). The name and address of the board of directors, which shall be three in number, are as follows:

      Kenneth W. Bell              180 South 300 West, Suite 400
                                   Salt Lake City, Utah 84101

      James Johnston               180 South 300 West, Suite 400
                                   Salt Lake City, Utah 84101

      M. Daniel Lunt               180 South 300 West, Suite 400
                                   Salt Lake City, Utah 84101

                            ARTICLE VI
                             GENERAL

      A. The board of directors shall have the power and authority to make and alter, or amend, the bylaws, to fix the amount in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed the mortgages liens upon the property and franchises of the Corporation.

      B. The board of directors shall, from time to time, determine whether, and to what extent, and at which times and places, and under what conditions and regulations, the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have the right to inspect any account, book or document of this Corporation except as conferred by the Statutes of Nevada, or authorized by the directors or any resolution of the stockholders.

      C. No sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property and assets of this Corporation shall be made unless approved by the vote or written consent of the stockholders entitled to exercise two-thirds (2/3) of the voting power of the Corporation.

      D. The stockholders and directors shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.

      E. The Corporation shall indemnify each present and future officer and director of the Corporation and each person who serves at the request of the Corporation as an officer or director of the Corporation, whether or not such person is also an officer or director of the Corporation, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses, which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which he may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or any omission to act as such officer or director, at the time of the incurring or imposition of such costs, expenses, or liabilities, except such costs, expenses or liabilities as shall relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, as to whether or not a director or officer was liable by reason of his negligence or willful misconduct toward the Corporation or such other Corporation in the performance of his duties as such officer or director, in the absence of such final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designed by the board of directors. The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be entitled as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators and assigns of each officer or director.